Exhibit 10.1

TENTH AMENDMENT

AGREEMENT, dated as of November 15, 2024 (this “Agreement”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Jupiter Neurosciences, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1001 North US Hwy 1, Suite 504, Jupiter, Florida 33477. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of April 11, 2022, as amended, by and between Puritan Partners and the Company (the “Securities Purchase Agreement”).

WHEREAS, Puritan Partners agreed to purchase pursuant to the Securities Purchase Agreement $1,111,111.11 principal amount of 10% Original Issue Discount Senior Secured Notes due April 11, 2023 (as amended, the “Puritan Note”) and 182,898 shares of Common Stock of the Company (the “Initial Shares”) and 205,991 additional shares (the “Additional Shares”) to be received by Puritan Partners from the Company upon a Qualified Offering computed in accordance with Paragraph 3 (iv) of the Sixth Amendment, dated as of September 22, 2023 by and between Puritan Partners and the Company (the “Sixth Amendment”).

WHEREAS, Puritan Partners entered into an Exchange Agreement with Christer Rosen, in his individual capacity, pursuant to which Puritan Partners agreed to exchange the Initial Shares for $266,667 principal amount of a 3% Note of the Company due on demand held by Christer Rosen (the “Assigned Note”) and forfeit the rights to all Additional Shares as well as any rights contained in the Transaction Documents to receive any future shares from the Company.

WHEREAS, the Company desires Puritan Partners to further amend certain provisions in the Securities Purchase Agreement and Puritan Note to delay certain payments required under the Puritan Note.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Maturity Date. The definition of “Maturity Date” set forth in the third paragraph of the Puritan Note and the Assigned Note (after giving effect to the Eighth Amendment) is deleted in its entirety and hereby replaced with the following: “December 11, 2024”. In conjunction therewith, the Puritan Note and Assigned Note shall be designated as the 10% Original Issue Discount Senior Secured Note due December 11, 2024.

2.	The interest due on the Puritan Note for the period ending (i) November 11, 2024, i.e., $9,259 will be paid in full upon execution of this Agreement and (ii) December 11, 2024, i.e., $9,259 will be paid in full no later than December 11, 2024. The interest due on the Assigned Note (which, after giving effect to the Seventh Amendment, is computed based on the same interest rate as the Puritan Note) shall, except as set forth below, be payable upon Maturity. In the event the closing of the Qualified Offering occurs prior to Maturity, the interest on the Puritan Note and the Assigned Note will be due and payable immediately upon closing of the Qualified Offering.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

JUPITER NEUROSCIENCES, INC.

By:	/s/ Christer Rosén
Name:	Christer Rosén
Title:	Chairman & Chief Executive Officer

Puritan Partners LLC

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Managing Member